UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

GTx, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INFORMATION ABOUT THE MEETING
INFORMATION ABOUT VOTING
ADDITIONAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE MEASUREMENT COMPARISON
OTHER MATTERS

3 North Dunlap Street
Memphis, Tennessee 38163
(901) 523-9700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 19, 2005

Time, Date & Place

     The 2005 Annual Meeting of Stockholders will be held at 4:00 p.m., Central Time, on Thursday, May 19, 2005, at the Memphis Brooks Museum of Art, 1934 Poplar Avenue, Memphis, Tennessee 38104.

Items of Business

     Stockholders will consider and vote on the following items at the 2005 Annual Meeting:

1.	To elect two Class I directors to serve until the 2008 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Who May Vote

     Stockholders of record at the close of business on March 25, 2005, are entitled to receive this notice and vote at the 2005 Annual Meeting.

How to Vote

     Your vote is important. Please refer to the proxy card and the accompanying proxy statement for information regarding your voting options. Even if you plan to attend the annual meeting, please take advantage of one of the advance voting options to assure that your shares are represented at the annual meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying proxy statement.

By Order of the Board of Directors,

Henry P. Doggrell
Vice President, General Counsel and Secretary

Memphis, Tennessee
April 13, 2005

GTx, Inc.
3 North Dunlap Street
Memphis, Tennessee 38163
(901) 523-9700

Proxy Statement for the
2005 Annual Meeting of Stockholders

     The enclosed proxy is solicited on behalf of the Board of Directors of GTx, Inc. for use at the Annual Meeting of Stockholders. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your shares to be represented at the 2005 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. In connection with our solicitation of proxies, we are mailing this proxy statement, the enclosed proxy card, and our 2004 Annual Report to all stockholders beginning on or about April 13, 2005.

     In this proxy statement, terms such as “we,” “us” and “our” refer to GTx, Inc., which may also be referred to from time to time as “GTx” or the “Company.”

Information About The Meeting

When is the Annual Meeting?

     The 2005 Annual Meeting of Stockholders will be held at 4:00 p.m., Central Time, on Thursday, May 19, 2005.

Where will the Annual Meeting be held?

     The 2005 Annual Meeting will be held at the Memphis Brooks Museum of Art, 1934 Poplar Avenue, Memphis, Tennessee 38104.

What items will be voted on at the Annual Meeting?

     You will vote on the following matters:

1.	To elect two Class I directors to serve until the 2008 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     As of the date of this proxy statement, we are not aware of any other matters that will be presented for action at the 2005 Annual Meeting.

What are the Board of Directors’ recommendations?

Our Board of Directors recommends that you vote:

•	FOR the election of each of the two nominees named herein to serve on the Board of Directors; and

•	FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2005;

     If any other matter properly comes before the annual meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Will the Company’s directors be in attendance at the Annual Meeting?

     The Company does not require its directors to attend its annual meeting of stockholders but anticipates that all of its directors will attend.

Information About Voting

Who is entitled to vote at the Annual Meeting?

     Only stockholders of record at the close of business on the record date, March 25, 2005, are entitled to receive notice of the 2005 Annual Meeting and to vote the shares that they held on that date at the annual meeting, or any postponement or adjournment of the annual meeting. As of the close of business on March 25, 2005, the Company had 24,664,716 shares of common stock outstanding.

     Stockholders of Record: Shares Registered in Your Name. If your shares were registered directly in your name with GTx’s transfer agent, EquiServe, Inc. as of March 25, 2005, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

     Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If your shares were held in an account at a brokerage firm, bank, dealer or other similar organization as of March 25, 2005, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

     You may either vote “For” all the nominees to the Board of Directors or you may withhold from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from GTx. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

     On each matter to be voted upon, you have one vote for each share of common stock you own as of March 25, 2005.

What if I return a proxy card but do not make specific choices?

     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director and “For” the ratification of Ernst & Young LLP as independent auditors of the Company for its current fiscal year ending December 31, 2005. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after I return my proxy card?

     Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to GTx, Inc. at 3 North Dunlap Street, Memphis, Tennessee 38163, Attention: Henry Doggrell; or

•	You may attend the annual meeting and notify the election officials at the meeting that you wish to revoke your proxy and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

     Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

     If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If the broker or nominee is not given specific instructions, shares held in the name of such broker or nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2 ratifying the designation of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2005 must receive “For” votes from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On March 25, 2005, the record date, there were 24,664,716 shares outstanding and entitled to vote. Thus 12,332,359 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

     Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

     Preliminary voting results will be announced at the annual meeting. Final results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2005.

Additional Information

How and when may I submit a stockholder proposal for the Company’s 2006 Annual Meeting?

     Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable Securities and Exchange Commission (“SEC”) rules, we will consider for inclusion in our proxy materials for next year’s annual meeting, stockholder proposals that are received at our executive offices no later than December 9, 2005 and that comply with other SEC rules regarding form and content. The Company has discretionary voting authority with respect to any stockholder proposals received after February 22, 2006. Proposals must be sent to our Corporate Secretary at GTx, Inc., 3 North Dunlap Street, Memphis, Tennessee 38163.

How can I obtain the Company’s Annual Report on Form 10-K?

     Our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC, including the financial statements, is being mailed along with this proxy statement.

Who is paying for this proxy solicitation?

     We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How many copies should I receive if I share an address with another stockholder?

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

     The Company and some brokers’ household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to GTx, Inc., c/o Henry Doggrell, Corporate Secretary, 3 North Dunlap Street, Memphis, Tennessee 38163. You also may elect to participate in householding if you are eligible to do so by marking the appropriate box on your proxy card.

Who should I contact if I have any questions?

     If you have any questions about the 2005 Annual Meeting, these proxy materials or your ownership of our common stock, please contact, our Investor and Media Relations Department, Attention: Investor and Media

Relations Manager, 3 North Dunlap Street, Memphis, Tennessee 38163, Telephone 901-523-9700 ext. 170 or by Fax: 901-523-9772.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

     GTx’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term, except Class I directors initially were appointed for a one year term and Class II Directors initially were appointed for a two year term. Only persons elected by a majority of the remaining directors may fill vacancies on the Board. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

     The Board of Directors presently has eight members. There are two directors in Class I, the class whose term of office expires in 2005 and who are standing for election. Both Andrew Clarkson and Rosemary Mazanet, M.D., Ph.D. were recommended for election to our Board of Directors by the Nominating and Corporate Governance Committee of our Board of Directors and are recommended for election by the Board of Directors. If elected at the annual meeting, Mr. Clarkson and Dr. Mazanet will serve until the 2008 Annual Meeting and until their successors are elected and qualified, or until their earlier death, resignation or removal. It is the Company’s policy to invite both its nominees for directors and its other directors to attend the annual meeting. This is our first annual meeting of stockholders since GTx became a publicly traded company in February 2004.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Clarkson and Dr. Mazanet. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. Mr. Clarkson and Dr. Mazanet have each agreed to serve if elected.

     The following is a brief biography of each nominee and each director whose term will continue after the 2005 Annual Meeting.

Class I Director Nominees for Election for a Three-year Term Expiring at the 2008 Annual Meeting

Andrew M. Clarkson

Mr. Clarkson, age 67, has served as a director since March 2004 and currently serves on the Audit Committee (Chairman) and the Nominating and Corporate Governance Committee. From 1996 to 2002, Mr. Clarkson was a part-time employee and strategic consultant with AutoZone, Inc. and from 1995 to 2001 he served as a director, and Chairman of the Finance Committee, of AutoZone, Inc. Mr. Clarkson was previously Chief Financial Officer and Director of Malone and Hyde, Inc. Prior to that time, Mr. Clarkson held senior financial positions at General Foods Corporation and as a Vice President and Treasurer of F. W. Woolworth. Mr. Clarkson graduated from Oxford University, attended McGill University and earned his MBA from The Harvard Business School. He served on the Board of Directors of Amphenol Corporation (NYSE) from 1999 to December 2004.

Rosemary Mazanet, M.D., Ph.D.

Dr. Mazanet, age 49, has served as a director since October 2001 and currently serves on the Nominating and Corporate Governance Committee. Dr. Mazanet currently serves as Chief Executive Officer and President of Breakthrough Therapeutics, LLC, a therapeutic development company. From June 1998 to February 2004, Dr. Mazanet served as Chief Scientific Officer and a General Partner of Oracle Partners, L.P., a private equity fund. Prior to joining Oracle Partners, Dr. Mazanet served as the Director of Clinical Research at Amgen, Inc., a pharmaceutical company. Dr. Mazanet is a member of the Board of Directors of the University of Pennsylvania School of Medicine. She trained in internal medicine at the Brigham and Women’s Hospital and in oncology at the Dana Farber Cancer Institute, both part of the Harvard Medical system, where she was a staff physician prior to joining Amgen. Dr. Mazanet holds a B.A. in Biology from the University of Virginia and an M.D. and a Ph.D. in Anatomy from the University of Pennsylvania.

The Board of Directors recommends a vote in favor of the Nominees for Class I Directors

Class II Directors Continuing in Office Until the 2006 Annual Meeting

J. Kenneth Glass

Mr. Glass, age 58, has served as a director since March 2004 and currently serves on the Compensation Committee and the Audit Committee. Mr. Glass currently serves as Chairman of the Board, President and Chief Executive Officer of First Horizon National Corporation (“First Horizon”) and First Tennessee Bank National Association (“First Tennessee Bank”). Mr. Glass was elected Chairman of the Board of First Horizon effective January 1, 2004, and President and Chief Executive Officer of First Horizon in July 2002. From July 2001 through July 2002, Mr. Glass was President and Chief Operating Officer of First Horizon. From April 1999 through July 2001, he was the President of Retail Financial Services of First Tennessee Bank and from April 2000 through July 2001, President of Retail Financial Services of First Horizon. Mr. Glass received his B.A. in Accounting from Harding University and graduated from Harvard Business School’s Advanced Management Program. Mr. Glass is a director of FedEx Corporation and First Horizon.

Marc S. Hanover

Mr. Hanover, age 42, co-founder of GTx, has served as our President and Chief Operating Officer and a director since our inception in September 1997. Prior to joining GTx, Mr. Hanover was a founder of Equity Partners International, Inc., a private equity firm in Memphis, Tennessee, and participated as a founder and investor in three healthcare companies. From 1985 to 1997, Mr. Hanover was a Senior Vice President and a member of the Executive Management Committee of National Bank of Commerce in Memphis, Tennessee. Mr. Hanover holds a B.S. in Biology from the University of Memphis and an M.B.A. in Finance from the University of Memphis.

John H. Pontius

Mr. Pontius, age 50, has served as a director since April 1999 and currently serves on the Nominating and Corporate Governance Committee (Chairman). Mr. Pontius has been the President of Pittco Management, LLC, since 1991. From 1986 to 1991, Mr. Pontius served as the chief financial officer of the City of Memphis, Tennessee. Mr. Pontius is a certified public accountant and holds a B.S. in Accounting from the University of Tennessee. Mr. Pontius served as a member of the Board of Trustees of the University of Tennessee from 2002 to 2004.

Class III Directors Continuing in Office Until the 2007 Annual Meeting

J.R. Hyde, III

Mr. Hyde, age 62, has served as the Chairman of our Board of Directors since November 2000 and currently serves on the Compensation Committee (Chairman). Since 1989, Mr. Hyde has been the sole stockholder and President of Pittco Holdings, Inc., a private, institutional investment company. Since 1996, when Mr. Hyde made a substantial contribution to support Dr. Steiner’s research, Mr. Hyde has been instrumental in forming and financing GTx and is our largest stockholder. Mr. Hyde was the Chairman of the Board of Directors of AutoZone, Inc. from 1986 to 1997 and the Chief Executive Officer of AutoZone from 1986 to 1996. He was also Chairman and Chief Executive Officer of Malone & Hyde, Inc., AutoZone’s former parent company, from 1972 until 1988. Mr. Hyde is a director of AutoZone, Inc. and FedEx Corporation. In March 2005, Mr. Hyde ws appointed as the non-executive Chairman of the Board of Directors of AutoZone, Inc.

Timothy R. G. Sear

Mr. Sear, age 68, was appointed as a director in October 2004 and currently serves on the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Sear currently serves as Chairman of Alcon, Inc., having retired from the offices of President and Chief Executive Officer on September 30, 2004. Prior to serving as President and Chief Executive Officer of Alcon, Mr. Sear served as Executive Vice President for U.S. Operations from 1996 through 1997 and also as Executive Vice President for Alcon’s International Division from 1988 to 1996. Mr. Sear is a graduate of Manchester University in the UK, Copenhagen University, Denmark and received an MBA in International Business from Indiana University. He is also a graduate of Harvard University’s Advanced Management Program.

Mitchell S. Steiner, M.D., F.A.C.S.

Dr. Steiner, age 44, co-founder of GTx, has served as our Chief Executive Officer and Vice-Chairman of our Board of Directors since our inception in September 1997. Prior to founding GTx, Dr. Steiner held numerous academic appointments, including Chairman and Professor of Urology, Director of Urologic Oncology and Research and the Chair of Excellence in Urologic Oncology at the University of Tennessee. Dr. Steiner holds a B.A. in Molecular Biology from Vanderbilt University and an M.D. from the University of Tennessee, and performed his surgery and urologic training at The Johns Hopkins Hospital.

Information About the Board of Directors and its Committees

What is our philosophy regarding corporate governance?

     We believe that effective corporate governance is critical to providing effective leadership, controls and management for GTx and creating value for our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them against “best practice” proposals and the practices of other public companies. We also have continued to review the provisions of the Sarbanes-Oxley Act of 2002, new and proposed rules of the SEC, and the new corporate governance rules of the Nasdaq National Market or the “Nasdaq.” We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our Board of Directors determines that it would benefit the Company and our stockholders. Based on this review, the Board of Directors has ratified and approved (1) the Charter for the Nominating and Corporate Governance Committee, to establish the Committee’s oversight responsibility for corporate governance matters, (2) corporate governance policies to regulate disclosure controls and procedures and securities trading by directors and company insiders and (3) a Code of Business Conduct and Ethics to establish standards for fair and ethical business dealings.

     The responsibilities of our Board of Directors and Board committees are described below, along with other corporate governance-related disclosures. All of our Board’s committees have written charters which can be found in the Corporate Governance section of the Investor Relations page on our corporate website at http://www.gtxinc.com/investor/governance.htm or by request to the following address: Investor and Media Relations Department, Attention: Investor and Media Relations Manager, 3 North Dunlap Street, Memphis, Tennessee 38163. We may, from time to time, form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

How do we determine whether a director is independent?

     As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Consistent with the requirements of the SEC, the Nasdaq and general corporate “best practices” proposals, our Board of directors reviews all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors. The Board consults with the Company’s corporate counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

How many independent directors do we have?

     The Board has affirmatively determined that the following 6 of our 8 directors are independent within the meaning of the applicable Nasdaq listing standards: Mr. Hyde (Chairman), Mr. Clarkson (Nominee), Mr. Glass, Dr. Mazanet (Nominee), Mr. Pontius and Mr. Sear, except that as a result of Mr. Hyde’s stock ownership in GTx and Mr. Pontius’ affiliation with Mr. Hyde, neither Mr. Hyde nor Mr. Pontius are considered “independent” under applicable SEC standards pertaining to members of the Audit Committee. Dr. Mitchell S. Steiner, our Chief Executive Officer, and Marc S. Hanover, our President and Chief Operating Officer, are not “independent” within the meaning of the Nasdaq listing standards.

Do any of our independent directors have a relationship with GTx or its executive officers?

     GTx maintains investments in Fidelity Money Market Accounts, which were purchased through a brokerage account at First Tennessee Bank. GTx also has its checking account with First Tennessee Bank. Mr. Glass, a member of our Board, is the Chairman, President and Chief Executive Officer of First Horizon, the parent of First Tennessee Bank. Our Board of Directors has determined that the presence of the money market accounts are incident to First Tennessee Bank’s ordinary business and do not affect Mr. Glass’ independence.

     In March 2004, GTx reimbursed Pittco, Inc., a company owned by Mr. Hyde, Chairman of our Board of Directors, $100,236 for the Company’s use of Pittco’s aircraft in connection with the Company’s initial public offering (IPO) to facilitate management’s travel during the “roadshow” period immediately prior to the date of the IPO. GTx was reimbursed $39,000 of the $100,236 from the IPO underwriters. The hourly rate charged to us by Pittco, Inc. for use of the aircraft was less than the charter rates quoted to us by the IPO underwriters, and we believe the lease terms for the aircraft were on terms competitive with those that could be obtained from unaffiliated third parties.

     In July 2004, Henry Doggrell, our Vice President, General Counsel and Corporate Secretary, established a line of credit with Mr. Hyde, one of our directors, which allows him to borrow from Mr. Hyde from time to time up to $250,000 at an interest rate of five and one-half percent (5.5%). Mr. Doggrell has replaced this loan with a traditional bank line of credit.

How many times did our Board of Directors meet last year?

     The Board of Directors held 6 meetings during 2004.

Did any of our directors attend fewer than 75% of the meetings of the Board of Directors and their assigned committees?

     During 2004, all of our directors attended 100% of the aggregate meetings of the Board of Directors, held during the period for which he or she was a Board member, except Mr. Sear, who was absent from one Board meeting in the Fall due to a prior commitment. With respect to committee meeting attendance during 2004, each member attended at least 87% of the aggregate meetings of the committees held during the period for which the member served on such committee.

Does our Board of Directors meet regularly without management present?

     Our directors, excluding Mr. Hanover and Dr. Steiner, regularly meet in executive sessions during meetings of the Board of Directors to promote open discussion among the non-management directors. Mr. Hyde presides over these executive sessions. The directors held three executive sessions during 2004.

Does our Board of Directors have any standing committees?

     We have three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each consisting of independent directors elected by the Board of Directors.

What does the Audit Committee do?

     The Audit Committee is responsible for:

•	meeting with our management periodically to consider the adequacy and effectiveness of our internal controls, the objectivity of our financial reporting and our accounting policies and practices;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	selecting, overseeing, compensating and engaging our independent auditors;

•	reviewing our financial statements and reports and discussing the statements and reports with our management and our independent auditor, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management, if any; and

•	reviewing our financial plans and reporting recommendations to our full Board for approval and to authorize action.

Where can I find a copy of the Audit Committee Charter?

     The Audit Committee Charter is attached to this proxy statement as Appendix A. The Audit Committee Charter can also be found at our website at http://www.gtxinc.com/investor/governance.htm.

Who are the members of the Audit Committee?

     The Audit Committee consists of Mr. Clarkson (Chairman), Mr. Glass, and Mr. Sear.

Are all of the members of the Audit Committee independent?

     The Audit Committee consists entirely of independent directors under the Nasdaq listing standards and applicable SEC standards.

How many meetings did the Audit Committee have last year?

     The Audit Committee held 5 meetings during 2004.

Does the Audit Committee have an Audit Committee Financial Expert?

     The Board has determined that all of the members of our Audit Committee meet the qualifications of an audit committee financial expert as defined by the SEC.

What does the Compensation Committee do?

The functions of the Compensation Committee include:

•	reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors and executive officers and the establishment and administration of our employee benefit plans;

•	exercising administrative authority under our stock plans and employee benefit plans; and

•	advising and consulting with our officers regarding managerial personnel and development.

Does the Compensation Committee have a charter?

     Yes, the Compensation Committee Charter can be found at our corporate web site at http://www.gtxinc.com/investor/governance.htm.

Who are the members of the Compensation Committee?

     The Compensation Committee consists of Mr. Hyde (Chairman), Mr. Glass, and Mr. Sear.

Are all of the members of the Compensation Committee independent?

     The Compensation Committee consists entirely of independent directors under the Nasdaq listing standards.

How many meetings did the Compensation Committee have last year?

     The Compensation Committee held 3 meetings during 2004.

What does the Nominating and Corporate Governance Committee do?

     The functions of the Nominating and Corporate Governance Committee include:

•	reviewing and recommending nominees for election as directors;

•	assessing the performance of the members of the Board of Directors and the performance of each standing committee of the Board of Directors;

•	developing guidelines for board composition; and

•	reviewing and administering our corporate governance guidelines and policies and considering other issues relating to corporate governance.

Does the Nominating and Corporate Governance Committee have a charter?

     Yes, the Nominating and Corporate Governance Committee Charter can be found at our website at http://www.gtxinc.com/investor/governance.htm.

Who are the members of the Nominating and Corporate Governance Committee?

     The Nominating and Corporate Governance Committee consists of Mr. Pontius (Chairman), Mr. Clarkson and Dr. Mazanet. The Nominating and Corporate Governance Committee consists entirely of independent directors under the Nasdaq listing standards.

Are all of the members of the Nominating and Corporate Governance Committee independent?

     The Nominating and Corporate Governance Committee consists entirely of independent directors under the Nasdaq listing standards.

How many meetings did the Nominating and Corporate Governance Committee hold last year?

     The Nominating and Corporate Governance Committee held 3 meetings during 2004.

How does the Board of Directors select director candidates?

     Our charter divides the Board of Directors into three classes as nearly equal in number as possible, with each class serving a term of three years, although initially our Class I directors were elected for a one year term and our Class II directors were elected for a two year term. Our stockholders elect one class of directors at each annual meeting. Currently, the Board of Directors has set at 8 the number of directors constituting the full Board of Directors.

Minimum Director Qualifications

     The Nominating and Corporate Governance Committee along with the Board of Directors is responsible for determining the skills and characteristics that need to be met by each director and director nominee. In determining director or director nominee qualifications, views of both the individual and the Board of Directors as a whole shall be considered.

     An individual director or director nominee’s independence shall be determined by following the standards set by both the SEC and the Nasdaq listing standards; however, the importance of any one director’s independence shall be considered in relation to the Board of Directors as a whole. At minimum, the Board of Directors will have at least a majority of directors who meet the criteria for independence.

     A director or director nominee’s knowledge and/or experience in areas such as, but not limited to, the medical, pharmaceutical, biotechnology, biopharmaceutical or life sciences industry, equity and debt capital markets and financial accounting are likely to be considered both in relation to the individual’s qualification to serve on our Board of Directors and the needs of the Board as a whole.

     Other characteristics including, but not limited to, the director or director nominee’s material relationships with the Company, time availability, service on other boards of directors and their committees, or any other characteristics which may prove relevant at any given time as determined by the Nominating and Corporate Governance Committee shall be reviewed for purposes of determining a director or director nominee’s qualification.

     The Board of Directors does not impose term limits or a mandatory retirement age for directors. While it is believed that a director’s knowledge and/or experience can continue to provide benefit to the Board of Directors following a director’s retirement from his primary work affiliation, it is recognized that a director’s knowledge of and involvement in ever changing business environments can weaken and therefore his ability to continue to be an active contributor to the Board of Directors shall be reviewed. Upon a director’s change in employment status, he or she is required to notify the Chairman of the Board of Directors and the Nominating and Corporate Governance Committee of such change and to offer his or her resignation for review.

     Director Nomination Policy

     It is our policy to review and consider all candidates for nomination and election as directors who may be suggested by any director or executive officer of the Company. Our policy is also to refer to the Nominating and Corporate Governance Committee for consideration any director candidate recommended by any stockholder if made in accordance with the Company’s charter, bylaws and applicable law.

     To be considered, a recommendation for director nomination should be submitted in writing to:

GTx, Inc., Nominating and Corporate Governance Committee
Attention: Mr. John Pontius, Chairman
3 North Dunlap Street
Memphis, Tennessee 38163

     To be considered either for inclusion in the proxy materials solicited by the directors for the 2006 Annual Meeting or for consideration by the stockholders at the 2006 Annual Meeting, proposals by stockholders must be received no later than December 9, 2005. Any submission should include enough information about the proposed nominee to make him/her identifiable by the committee and include the submitter’s name and in whose name his/her shares are held so that the status as a stockholder may be verified.

What are directors paid?

     Directors who are our employees do not receive additional remuneration for serving as directors. Each non-employee director receives an annual fee of $20,000, payable quarterly, for serving on the Board of Directors. To compensate for his additional duties, the Audit Committee chairman receives an additional $5,000 per year, payable quarterly. In addition, we reimburse directors for their reasonable expenses incurred in attending meetings of the Board of Directors.

     In accordance with the Company’s Directors’ Deferred Compensation Plan, the directors have the option to defer receipt of their director compensation and elect to receive part or all of his or her deferred compensation in the form of cash or common stock to be credited to a cash and/or stock account which will be payable to them upon their retirement from the Board of Directors.

Do the directors receive stock options?

     Our 2004 Non-Employee Directors’ Stock Option Plan (the “Plan”) provides for the automatic grant of options to purchase shares of common stock to our non-employee directors except for non-employee directors who own ten percent or more of the combined voting power of our outstanding securities. The exercise price per share for the options granted under the Plan will not be less than the fair market value of the stock on the date of grant. Pursuant to the Plan, each of our non-employee directors, except Mr. Hyde, received an initial option to purchase 10,000 shares of common stock when they joined the Board of Directors, and will receive annual option grants to purchase 2,000 shares of common stock at each annual meeting of stockholders.

     The aggregate number of shares of common stock that may be issued pursuant to options granted under the Plan is 250,000 shares, which amount will be increased annually on January 1st of each year, from 2006 and until 2013, by the number of shares of common stock subject to options granted during the prior calendar year under the Plan. However, the Board of Directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased. As of the date hereof, 50,000 options to purchase shares of common stock have been issued under the Plan.

     In the event of specified corporate transactions, all outstanding options under the Plan will be either assumed, continued or substituted for similar stock options by the surviving entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such options, such options will become fully vested and exercisable and such options will be terminated if not exercised prior to the effective date of such corporate transaction. In the event of specified changes in control, outstanding options granted under the Plan to non-employee directors will become fully vested and exercisable as of the change in control. In addition, options held by non-employee directors will become fully vested and exercisable if such director must resign from our Board of Directors as a condition of a change in control.

Can I communicate directly with the Board of Directors?

     Yes. Stockholders may communicate in writing with our Board of Directors, any of its committees, or its non-management directors by using the following address:

Board of Directors
Attention: Corporate Secretary
3 North Dunlap Street
Memphis, Tennessee 38163

     The Secretary of the Company will compile all substantive communications and periodically submit them to the Board of Directors and the appropriate committee member of the Board, if applicable

Does the Company have a Code of Ethics?

     The Company’s Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, employees and officers of GTx including the Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available on our website at http://www.gtxinc.com/investor/governance.htm.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In April 2002, GTx retained the services of Jamieson and Fisher, Inc. to obtain competitive bid quotations for directors’ and officers’ liability insurance coverage for GTx as a private company. In October 2003, prior to its initial public offering, GTx retained the services of Jamieson and Fisher, Inc. and Health Insurance Brokers jointly to obtain competitive bid quotations for directors’ and officers’ liability insurance coverage and employment practices liability insurance coverage for GTx as a public company. On behalf of GTx, Jamieson and Fisher, Inc. and Heath Insurance Brokers obtained quotations from five insurers for the directors’ and officers’ liability insurance as well as employment practices liability insurance. Jamieson and Fisher, Inc., Heath Insurance Brokers and GTx consulted regarding the terms and conditions of each policy. After such consultation, GTx chose to purchase three insurance policies that, in the judgment of management, provided adequate levels of coverage.

     Edward Kaiser, the brother of Kathryn Mosteller, wife of Mark Mosteller, our Chief Financial Officer, was the contract producer on behalf of Jamieson and Fisher, Inc. and is a principal of Jamieson and Fisher, Inc. As the insurance agent for the insurance policies, Jamieson and Fisher, Inc., earned ordinary insurance agent’s commissions. GTx’s payment to Jamieson and Fisher, Inc., in March 2004, for the Directors and Officers Liability Insurance coverage and employment practices liability insurance coverage was approximately $825,000, which represented the stated premium amounts of the three policies. GTx has no knowledge of the amount of commission received by Jamieson and Fisher, Inc. or Mr. Kaiser’s compensation resulting from GTx’s purchase of insurance coverage through Jamieson and Fisher, Inc. and Heath Insurance Brokers. GTx believes that the payments to the carriers and the agent were competitive. The payments of commissions to agencies and agents were at rates established by insurance companies for the classes of coverage provided.

     In August 2003, prior to its initial public offering, GTx retained Shuster Media, owned by Kevin Shuster, the brother of Dr. Mitchell Steiner, our Chief Executive Officer, to provide graphic art, graphic design and website design services to GTx. A GTx website committee, which did not include Dr. Steiner, solicited competitive bids from Mr. Shuster’s company and one other specialty biotech website designer prior to awarding the contract to Mr. Shuster. In connection with the services provided in 2004, Shuster Media received payments from GTx totaling approximately $73,000, of which $23,000 paid to Shuster Media were for the costs of unrelated third parties for services such as general commercial printing.

     In March 2004, GTx reimbursed Pittco, Inc., a company owned by Mr. Hyde, Chairman of our Board of Directors, $100,236 for the Company’s use of Pittco’s aircraft in connection with the Company’s initial public offering (IPO) to facilitate management’s travel during the “roadshow” period immediately prior to the date of the IPO. GTx was reimbursed $39,000 of the $100,236 from the IPO underwriters. The hourly rate charged to us by Pittco, Inc. for use of the aircraft was less than the charter rates quoted to us by the IPO underwriters, and we believe the lease terms for the aircraft were on terms competitive with those that could be obtained from unaffiliated third parties.

     While the Board believes that each of the identified related party transactions were beneficial to the Company and provided necessary and reasonable services at or below prices obtainable from other unrelated third party providers, the Board has enacted a Related Party Transaction Policy that now requires the Audit Committee to approve in advance any proposed related party transactions and to only approve such transactions where the Audit Committee finds that there is a compelling business reason to do so and the Audit Committee has been fully appraised of all significant conflicts of interest that may exist or otherwise arise on account of the proposed transaction. Pursuant to this policy, the Company has ended its business relationship with Jamieson and Fisher, Inc., Shuster Media, and Pittco, Inc. The policy does have an employment exception, which gives management the ability to hire certain persons who may qualify as a related party, without the prior approval of the Audit Committee, as long as such person is not being employed in a management or key scientific position or a position where such person would have access to sensitive financial or employment data and such person’s annual salary would not exceed $50,000.

AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2004, with our management and Ernst & Young LLP, the Company’s independent public accounting firm. In addition, the Audit Committee has discussed with Ernst & Young LLP, the matters required by Statement on Auditing Standards No. 61, as amended, the Sarbanes-Oxley Act of 2002, and other matters required by the Audit Committee’s charter.

     The Audit Committee also has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, and has discussed with Ernst & Young LLP their independence from the Company and its management. The Audit Committee has discussed with the Company’s management and Ernst & Young LLP such other matters and received such assurances from them as deemed appropriate.

     As a result of their review and discussions, the Audit Committee has recommended to the Board of Directors the inclusion of our audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

     While the Audit Committee has the responsibilities and powers set forth in its charter, the Audit Committee does not have the duty to plan or conduct audits or to determine that the Company’s financial statements are complete, accurate, or in accordance with generally accepted accounting principles. The Company’s management is responsible for the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards. In addition, the Audit Committee does not have the duty to assure compliance with laws and regulations and the policies of the Board of Directors.

     The foregoing report has been furnished by the Audit Committee of our Board of Directors.

Andrew M. Clarkson (Chairman)
J. Kenneth Glass
Timothy R. G. Sear

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005, and the Board of Directors has further directed that management should submit the selection of the independent auditor for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 1997. A representative of Ernst & Young LLP is expected to be present at the annual meeting to make a statement if he or she so desires and to answer any appropriate questions.

     Stockholder ratification for the election of Ernst & Young LLP as the Company’s independent auditors is not required. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. Even if you do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it believes that such a change would be in the best interests of the Company and our stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Auditor’s Fees

     The following table shows the fees paid or accrued by the Company for audit and other services provided by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2003 and 2004.

Year	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees (3)	All Other Fees	Total Fees
2003	$540,000	$1,500	$5,196	—	$546,696
2004	$426,965	$11,639	$8,658	—	$447,262

(1)	Audit Fees consist of fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consist primarily of accounting consultations and assurance and related services related to the performance of the audit.

(3)	Tax Fees consist of fees associated with tax compliance, tax advice, and tax planning.

Pre-Approval Policies and Procedures

     SEC rules under Section 202 of the Sarbanes-Oxley Act of 2002 require the Audit Committee to pre-approve audit and non-audit services provided by our independent auditor. On March 18, 2004, our Audit Committee began pre-approving all services by Ernst & Young LLP and has pre-approved all new services since that time.

     The Audit Committee pre-approves all auditing services to be performed for the Company by its independent auditor. The Audit Committee does not delegate the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated Audit Committee members the authority to grant pre-approvals of audit services, provided that any decisions to pre-approve shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee of the Board of Directors unanimously recommends a vote in favor of Proposal No. 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of March 1, 2005 regarding the beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, who is known by us to own beneficially five percent or more of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all our directors and executive officers as a group.

     The number of shares owned and percentage ownership in the following table is based on 24,664,716 shares of common stock outstanding on March 1, 2005. Each individual or entity shown on the table has furnished information with respect to beneficial ownership. Except as otherwise indicated below, the address of each officer, director and five percent stockholder listed below is c/o GTx, Inc., 3 N. Dunlap Street, Van Vleet Building, Memphis, Tennessee 38163.

     We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 1, 2005. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
5% Stockholders:
Larry N. Feinberg	2,427,900	(1)	9.8%
200 Greenwich Avenue
Greenwich, CT 06830
Oracle Investment Management	1,814,297	(1)	7.4%
200 Greenwich Avenue
Greenwich, CT 06830
Management:
J. R. Hyde, III	9,807,207	(2)	39.8%
Mitchell S. Steiner, M.D., F.A.C.S.	5,662,147	(3)	23.0%
Marc S. Hanover	1,969,695	(4)	8.0%
Henry P. Doggrell	213,014	(5)	*
Mark E. Mosteller	29,231	(6)	*
Andrew M. Clarkson**	93,334	(7)	*
J. Kenneth Glass	5,334	(8)	*
John H. Pontius	929,699	(9)	3.8%
Rosemary Mazanet, M.D., Ph.D.**	17,794	(10)	*
Timothy R. G. Sear	15,000		*

All Directors, Nominees and Executive Officers as a group	17,149,842	(11)	69.2%

(1)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owners. Mr. Feinberg has sole voting and dispositive power with respect to 7,400 shares and shared dispositive power with respect to 2,420,500 shares. Oracle Investment Management, Inc. (the “Investment Manager”) has shared dispositive power with respect to 1,814,297 shares. The shares beneficially owned by the Investment Manager are also beneficially owned by Mr. Feinberg; consequently, Mr. Feinberg’s share ownership includes the shares beneficially owned by the Investment Manager. Mr. Feinberg is the senior managing member of Oracle Associates, LLC (“Oracle Associates”), and is the sole shareholder and president of the Investment Manager. Oracle Associates serves as the general partner of Oracle Partners, L.P. (“Oracle Partners”) and Oracle Institutional Partners, L.P. (“Oracle Institutional”). Mr. Feinberg directly owns certain shares of common stock and may be deemed to indirectly beneficially own shares of common stock by virtue of the foregoing relationships, directly owned by Oracle Partners, Oracle Institutional and the Investment Manager.

(2)	Includes 91,628, 177,000 and 291,093 shares held by Pittco Associates, L.P., Pittco Investments, L.P. and Memphis Biomed Ventures I, L.P., respectively, entities controlled by Mr. Hyde, 794,800 shares held by trusts with respect to which Mr. Hyde may be deemed to have beneficial ownership, 232,223 shares held by Mr. Hyde’s grantor retained annuity trust and 216,462 shares held by Mr. Hyde’s wife, of which Mr. Hyde disclaims beneficial ownership.

(3)	Includes 4,970,206 shares held by LD, Jr., LLC, an entity owned by Dr. Steiner, 291,081 shares held by Dr. Steiner’s grantor retained annuity trust and 400,860 shares held by trusts with respect to which Dr. Steiner may be deemed to have beneficial ownership.

(4)	Includes 819,902 shares held by Equity Partners XII, LLC, an entity controlled by Mr. Hanover, 41,309 shares held by Mr. Hanover’s grantor retained annuity trust and 797,171 shares held by trusts of which Mr. Hanover is the trustee.

(5)	Includes 4,354 shares held by trusts with respect to which Mr. Doggrell may be deemed to have beneficial ownership, 114,350 shares held by a trust of which Mr. Doggrell is the co-trustee, 76,500 shares of common stock issuable upon the exercise of options held by Mr. Doggrell, 1,000 shares of common stock held by Mr. Doggrell through an individual retirement account, 5,141 shares held by Mr. Doggrell’s wife, and 2,500 shares held in a joint account with Mr. Doggrell’s adult child, both of which Mr. Doggrell disclaims beneficial ownership.

(6)	Includes 14,167 shares of common stock issuable upon the exercise of options held by Mr. Mosteller and 7,282 shares held by Mr. Mosteller’s wife of which Mr. Mosteller disclaims beneficial ownership.

(7)	Includes 3,334 shares of common stock issuable upon the exercise of options held by Mr. Clarkson.

(8)	Includes 3,334 shares of common stock issuable upon the exercise of options held by Mr. Glass.

(9)	Includes 3,334 shares of common stock issuable upon the exercise of options held by Mr. Pontius, 802,323 shares held by trusts of which Mr. Pontius is the trustee, 21,520 shares held by trusts of which Mr. Pontius’ wife is the trustee and 46,261 shares beneficially owned by Mr. Pontius’ wife. Mr. Pontius disclaims beneficial ownership of the shares held by trusts of which his wife is trustee and shares beneficially owned by her.

(10)	Includes 3,334 shares of common stock issuable upon the exercise of options held by Dr. Mazanet.

(11)	For purposes of determining the number of shares beneficially owned by directors and executive officers as a group, any shares beneficially owned by more than one director or officer are counted only once.

*	Represents less than 1% of the outstanding shares of our common stock.

**	Director Nominee.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish us with copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations from such executive officers, directors and stockholders with respect to the period from January 30, 2004 through December 31, 2004, we are not aware of any required Section 16(a) reports that were not filed on a timely basis, with the following exceptions:

     Form 4s were not timely filed to report stock option awards granted to Mr. Doggrell and Mr. Mosteller on July 28, 2004, but these transactions were reported on Form 4s filed on August 2, 2004. Mr. Pontius inadvertently failed to report the acquisition of shares by a trust of which Mr. Pontius is the trustee that occurred on February 2, 2004. This transaction was reported on Form 4 on February 28, 2005. Form 4s were not timely filed to report acquisitions in July 2004 of phantom shares of common stock by Mr. Hyde, Mr. Clarkson, Mr. Glass, Dr. Mazanet and Mr. Pontius through GTx’s Directors’ Deferred Compensation Plan, but these transactions were reported on Form 4s filed on January 26, 2005. Form 4s were not timely filed to report acquisitions in October 2004 and January 2005 of phantom shares of common stock by Mr. Hyde, Mr. Clarkson, Mr. Glass, Dr. Mazanet, Mr. Pontius and Mr. Sear through GTx’s Directors’ Deferred Compensation Plan, but these transactions were reported on Form 4s filed on January 26, 2005.

     Copies of the insider trading reports can be found at our corporate website at http://www.gtxinc.com, on our Investor Relations page, under the category SEC Filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain summary information for the years indicated with respect to the compensation awarded to, earned by, or paid to our Chief Executive Officer and each of the three other most highly compensated executive officers of GTx whose total annual salary and bonus exceeded $100,000. We refer to these executive officers in this proxy statement as the Named Executive Officers.

			Long-term
			Compensation
		Annual	Securities
		Compensation	Underlying
Name and Principal Position	Year	Salary ($)	Options(#)
Mitchell S. Steiner, M.D., F.A.C.S.	2004	375,000	—
Chief Executive Officer and Vice-Chairman of	2003	311,666	—
the Board of Directors	2002	175,000	—

Marc S. Hanover	2004	215,000	—
President and Chief Operating Officer	2003	180,000	—
	2002	180,000	—

Henry P. Doggrell	2004	211,583	10,000
Vice President, General Counsel and Secretary	2003	193,000	12,750
	2002	178,750	—

Mark E. Mosteller	2004	174,583	10,000
Vice President and Chief Financial Officer	2003	154,167	42,500
	2002	135,417	17,000

Stock Option Grants and Exercises

     The Company may grant options to its executive officers under its 1999 Stock Option Plan (the “1999 Plan”), 2000 Stock Option Plan (the “2000 Plan”), 2001 Stock Option Plan (the “2001 Plan”), 2002 Stock Option Plan (the “2002 Plan”), and the 2004 Equity Incentive Plan (the “Equity Incentive Plan”), collectively referred to as the “Plans”). As of March 1, 2005, options to purchase a total of 1,152,207 shares were outstanding under the Plans and options to purchase 1,621,800 shares remained available for grant under the Plans. The exercise price per share for the options granted under the Plans will not be less than the fair market value of the stock on the date of grant.

     Our Compensation Committee administers the Plans. Subject to the terms of each individual Plan, the Compensation Committee determines the recipients, the number and type of stock options to be granted, the exercise price and the terms and conditions of the stock options.

Option Grants During the Last Fiscal Year

     The following table shows information regarding grants of stock options to our Named Executive Officers during the fiscal year ended December 31, 2004. We have never granted any stock appreciation rights.

Individual Grants
Number of
	Securities	Percent of Total	Exercise
	Underlying	Options Granted	Price
	Options	To Employees	Per Share	Expiration	Grant Date
Name	Granted (#) (1)	(%) (2)	($)	Date	Value ($)(3)
Mitchell S. Steiner, M.D., F.A.C.S	—	—	—	—	—
Marc S. Hanover	—	—	—	—	—
Henry P. Doggrell	10,000	3.7%	8.90	7/28/2014	53,113
Mark E. Mosteller	10,000	3.7%	8.90	7/28/2014	53,113

(1)	These options were granted on July 28, 2004.

(2)	Based on an aggregate of 273,250 shares subject to options granted to GTx employees in 2004, including the Named Executive Officers, but excluding non-employee director grants.

(3)	The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model. The following weighted-average assumptions were used to estimate the value of options granted on July 28, 2004: a 6-year expected life; dividend yield of 0%, expected volatility for shares of .61, and a risk-free rate of return of 4.04%.

2004 Aggregated Option Exercises and Fiscal Year End Option Values

     The following table provides information on options held by Named Executive Officers through December 31, 2004, and the value of each of their unexercised options at December 31, 2004. None of our Named Executive Officers exercised any stock options during 2004

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at December 31, 2004 (#)		at December 31, 2004 ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Mitchell S. Steiner, M.D., F.A.C.S.	—	—	—	—
Marc S. Hanover	—	—	—	—
Henry P. Doggrell	76,500	73,750	$513,045	$480,428
Mark E. Mosteller	8,500	86,500	$57,005	$582,245

(1)	Based on the closing sale price of our common stock on December 31, 2004 ($13.49), as reported by the Nasdaq National Market, less the option exercise price.

401(k) Plan

     We maintain a retirement and deferred savings plan for our employees. The retirement and deferred savings plan is intended to qualify as a tax-qualified plan under Section 401 of the Code. The retirement and deferred savings plan provides that each participant may contribute, up to a statutory limit, which for most employees in 2005 is $14,000. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The retirement and deferred savings plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary contributions to the retirement and deferred savings plan on behalf of participating employees.

Change in Control Arrangements

     Our 1999 Plan, 2000 Plan, 2001 Plan and 2002 Plan provide that in the event of a change in control of us, all shares subject to option awards under the plans will immediately vest and be converted into cash, options or stock of equivalent value in the surviving organization under terms and conditions that substantially preserve the economic status of plan participants. For this purpose, a change in control includes (1) a sale or disposition of more than 50% of our issued and outstanding voting stock; (2) a merger or consolidation in which our stockholders immediately before the transaction own less than 50% of the outstanding voting securities of the surviving entity immediately after the transaction; or (3) a sale or disposition of all or substantially all of our assets.

     Our 2004 Equity Incentive Plan provides that in the event of specified corporate transactions, all outstanding options and stock appreciation rights under the incentive plan will be assumed, continued or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such awards, such equity awards will become fully vested, and, if applicable, exercisable and such equity awards will be terminated if not exercised prior to the effective date of the corporate transaction. Other forms of equity awards, such as restricted stock awards, may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity. If such repurchase or forfeiture rights are not assigned, then such equity awards will become fully vested. Following specified change in control transactions, the vesting and exercisability of specified equity awards generally will be accelerated only if the awardee’s award agreement so specifies. The standard form of stock option agreement provides for the option to become fully vested and exercisable if the option holder’s service with the company or its successor terminates within 12 months after a change of control and the termination of service is a result of an involuntary termination without cause or a constructive termination.

     Our 2004 Non-Employee Directors’ Stock Option Plan provides that in the event of specified corporate transactions, all outstanding options under the plan will be either assumed, continued or substituted for by any surviving entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such options, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of such corporate transaction. In the event of specified changes in control, the outstanding options under the 2004 Non-Employee Directors’ Stock Option Plan granted to non-employee directors will become fully vested and exercisable as of such change in control. In addition, such non-employee director’s options shall become fully vested and exercisable if such director must resign as a condition of the change in control.

     Our employment agreements with our executive officers and other key employees contain provisions triggered by a change of control. See “Employment Agreements” below.

Employment Agreements

     Each of our Named Executive Officers has entered into an employment agreement with us. These employment agreements provide for salary as well as other customary benefits and terms. Pursuant to their employment agreements, Dr. Steiner, Mr. Hanover, Mr. Doggrell and Mr. Mosteller are currently entitled to receive an annual salary of $375,000, $250,000, $225,000 and $195,000. In addition, our Board of Directors has the discretion to award bonus compensation to our Named Executive Officers. Each employment agreement is terminable by either the Named Executive Officer or us at any time. If we experience a change of control and the Named Executive Officers’ employment is terminated without cause, or if the Named Executive Officer terminates his employment for good reason, at any time within six months after the change in control, then such Named Executive Officer will receive continued payment of his then base salary for a period of one year after the termination date. Dr. Steiner and Mr. Hanover have each agreed not to compete with us during the term of their employment and for a period of two years after their employment ends. If we undergo a change in control, the two- year period will be shortened to one year.

Compensation Committee Interlocks and Insider Participation

     As of December 31, 2004, the Compensation Committee consisted of Mr. Hyde, as Chairman, Mr. Glass, and Mr. Sear. From February 18, 2004 until December 1, 2004, the Compensation Committee consisted of Mr. Hyde, as Chairman, Mr. Glass and Mr. Pontius. Prior to February 18, 2004, Dr. Mazanet served on the Compensation Committee in place of Mr. Glass. During 2004, none of the Company’s executive officers served as a director or member of the compensation committee of any other entity whose executive officers served on the Company’s Board of Directors or Compensation Committee.

     In March 2004, GTx reimbursed Pittco, Inc., a company owned by Mr. Hyde, Chairman of our Board of Directors, $100,236 for the Company’s use of Pittco’s aircraft in connection with the Company’s initial public offering (IPO) to facilitate management’s travel during the “roadshow” period immediately prior to the date of the IPO. GTx was reimbursed $39,000 of the $100,236 from the IPO underwriters. The hourly rate charged to us by Pittco, Inc. for use of the aircraft was less than the charter rates quoted to us by the IPO underwriters, and we believe the lease terms for the aircraft were on terms competitive with those that could be obtained from unaffiliated third parties.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is composed of three independent directors who are not officers or employees of the Company. The Committee is responsible for setting and administering the policies, which govern annual executive salaries, bonuses (if any) and stock option grants. The Committee annually evaluates the performance, and determines the compensation, of the Chief Executive Officer (the “CEO”), and the other executive officers of GTx based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other pharmaceutical companies.

Overview of GTx’s Compensation Objectives and Philosophy

     The objective of executive compensation is to align the interests of management with the interests of stockholders through a system that relates compensation to the attainment of business objectives and appropriately rewards individual performance. The Compensation Committee attempts to provide appropriate levels of risk and reward, assessed on a relative basis at all levels within GTx and in proportion to individual contribution and performance. Key elements of the Committee’s executive compensation philosophy are:

     Competitive and Fair Compensation. The Compensation Committee is committed to providing executive compensation that enables GTx to attract, motivate and retain highly qualified and industrious executives officers. The Committee’s policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. To this end, the Committee compares the Company’s compensation packages with those of comparable companies with whom GTx competes for talent and set our compensation parameters based on this review. The Compensation Committee also strives to achieve equitable balance among the compensation of individual executive officers and the compensation of other employees throughout the Company.

     Sustained Performance. Consistent with the long-term focus inherent within GTx’s research and development-based pharmaceutical business, it is our policy to make a significant portion of executive officer compensation dependent on GTx’s long-term performance and on enhancing stockholder value. Executive officers are granted stock options based upon corporate performance and individual performance.

     Corporate performance is evaluated by reviewing the extent to which strategic, scientific and business goals are met, which includes factors such as meeting our stated financial and operating objectives, timely achievement of clinical and pre-clinical results, establishment of strategic development alliances with third parties, timely development of new processes and product candidates and performance relative to competitors.

     Individual performance criteria consist of both objective and subjective criteria and may vary for each executive based on his business group or area of responsibility. Objective criteria may include achievement of the operating budget for GTx as a whole or of a business group of GTx, continued innovation in development and commercialization of our product candidates, timely development of new product candidates or processes, development and implementation of successful marketing and commercialization strategies, implementation of financing strategies and establishment of strategic development alliances with third parties, and meeting pre-clinical or clinical milestone objectives. Subjective performance criteria may include an executive’s ability to motivate others, develop the skills necessary to grow as GTx matures, recognizes and pursues new business opportunities and initiate programs to enhance GTx’s growth and success. The Compensation Committee also considers GTx’s overall long-term and short-term performance when establishing compensation parameters.

     The Compensation Committee has adopted a policy that all employees of GTx should be holders of an appropriate amount of options based upon the employee’s position within the company. The Compensation Committee has also adopted a policy that provides generally for the granting of stock options to newly hired employees and to existing employees upon a promotion or expansion of responsibilities, exceptional performance in current position, or a determination that such employee is deserving of additional option grants.

Components of Our Executive Officer Compensation Program

     The Compensation Committee’s policies with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. The primary components of executive compensation are base salary and long-term incentive compensation.

     Base Salary. The Compensation Committee reviews base salary levels for executive officers on an annual basis. In determining salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices in the pharmaceutical and biotechnology industries. The Compensation Committee seeks to compare the salaries paid by companies similar in size, development stage and industry to GTx. Within this comparison group, the Committee seeks to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to our performance. In setting base salaries, the Compensation Committee also takes into account the level of competition among companies in GTx’s industry to attract and retain talented personnel.

     Long-term Incentive Compensation. Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of GTx’s common stock. The Compensation Committee believes that equity participation aligns executive officers’ interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within GTx’s industry. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant as well as the performance of GTx and the individual executive. GTx provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to GTx’s business challenges and opportunities as owners and not just as employees.

     Because of the significant share ownership of GTx’s CEO and chief operating officer (“COO”), the Compensation Committee does not award stock options or other equity-based compensation to these individuals and relies solely on salary and their own stock holdings in GTx to adequately compensate and motivate them.

     Benefits. Benefits offered to GTx’s executive officers serve a different purpose than do the elements of total compensation. In general, benefits provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executive officers are the same as those offered to the general employee population. The Compensation Committee believes that compensation paid or payable pursuant to life insurance benefits and the benefit plans available to employees generally is competitive with the benefit packages offered by comparable employers.

2004 Evaluation of Executive Performance

     The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when evaluating the performance of the CEO, the COO and GTx’s other executive officers. In 2004, the Compensation Committee considered management’s continuing achievement of its short-term and long-term goals, including:

•	the successful completion of GTx’s initial public offering;

•	the entry into a joint collaboration agreement with Ortho Biotech with respect to one of GTx’s product candidates;

•	the advancement of GTx’s lead product candidate into pivotal Phase III clinical trials for two separate indications;

•	the number of promising product candidates under development by GTx; and

•	the development of talent and leadership throughout GTx.

     The Compensation Committee believes it is crucial that these financial and non-financial factors are managed well, in order to promote the creation of long-term stockholder value. Therefore, while performance in these areas is reviewed on an annual basis, the primary consideration in assessing performance is corporate results over a longer period. No specific fixed weighting or formula is applied to these factors in determining performance. Rather, the Compensation Committee exercises its judgment in evaluating these factors and in determining appropriate compensation.

Chief Executive Officer Compensation

     Dr. Steiner’s salary for the year ended December 31, 2004 was $375,000. As indicated above, GTx did not award any equity-based compensation to Dr. Steiner because of his significant current levels of stock ownership. Dr. Steiner’s salary was established on a basis consistent with the criteria described above, including an analysis of executive compensation at comparable companies that was prepared by GTx, and with the Committee’s evaluation of his overall leadership and management of GTx. During 2004, under Dr. Steiner’s leadership, GTx continued to perform well and GTx achieved the significant corporate milestones described above.

Tax Considerations

     Section 162(m) of the Internal Revenue Code (the “Code”) limits GTx to a deduction for federal income tax purposes of no more than $1 million of compensation paid to our Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee believes it is appropriate to take into account the $1 million limit on the deductibility of executive compensation and to seek to qualify executive compensation awards as performance-based compensation excluded from the $1,000,000 limit. The Compensation Committee has determined that stock options granted under GTx’s 2004 Equity Incentive Plan with an exercise price at least equal to the fair market value of GTx’s common stock on the date of grant constitute “performance-based compensation.” GTx’s stockholders previously approved this plan, which exempts any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option from the application of Section 162(m). None of the Named Executive Officers received compensation in 2004 that would exceed the $1 million limit on deductibility.

Conclusion

     The Compensation Committee believes compensation for GTx’s executive officers, including Dr. Steiner, is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities, who are employed by companies that are in the same or similar business as GTx and that have achieved a level of success and business development similar to GTx. The Compensation Committee believes that the salary levels tend to be at the lower end of the range of comparable companies reflecting the relatively early stage of the Company’s development. The Compensation Committee believes that a significant portion of GTx’s executive compensation, together with the significant stock ownership of Dr. Steiner and Mr. Hanover, are contingent on GTx’s performance and the realization of benefits is closely linked to increases in long-term stockholder value.

Submitted by the Compensation Committee of the Board of Directors :

J. R. Hyde, III (Chairman)
J. Kenneth Glass
Timothy R.G. Sear
John H. Pontius

PERFORMANCE MEASUREMENT COMPARISON

     The rules of the SEC require that the Company include in its proxy statement a line-graph presentation comparing cumulative stockholder returns on its common stock with a broad equity market index that includes companies whose equity securities are traded on the Nasdaq and either a published industry or line-of-business standard index or an index of peer companies selected by the Company. The Company has elected to use the Nasdaq Composite Index (which tracks the aggregate price performance of equity securities of companies traded on Nasdaq) and the Nasdaq Biotechnology Index (consisting of a group of approximately 130 companies in the biotechnology sector, including the Company) for purposes of the performance comparison that appears below.

     The following graph shows the cumulative total stockholder return assuming the investment of $100.00 at the closing prices on February 3, 2004, the first day of trading of the Company’s common stock on the Nasdaq National Market for : (i) the Company’s common stock; (ii) Nasdaq Composite Index and (iii) Nasdaq Biotechnology Index. All values assume reinvestment of the full amounts of all dividends. No dividends have been declared on the Company’s common stock. The closing sale price of our common stock on December 31, 2004 as reported on the Nasdaq National Market was $13.49.

     The stockholder return shown on the graph below is not necessarily indicative of future performance, and the Company does not make or endorse any predictions as to future stockholder returns.

     The material in this section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

OTHER MATTERS

     The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the person named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with his best judgment.

By Order of the Board of Directors,

Henry P. Doggrell
Vice President, General Counsel and Secretary
Memphis, Tennessee
April 13, 2005

APPENDIX A

GTX, INC.

AUDIT COMMITTEE CHARTER
July 28, 2004

The Board of Directors (the “Board”) of GTx, Inc. a Delaware corporation (the “Company”), established an Audit Committee of the Board (the “Committee”) on November 25, 2003. The existing Charter of the Committee is amended and restated as set forth herein as of the effective date set forth above.

I. PURPOSE

The purpose of the Committee is to discharge the Board’s responsibilities related to the oversight of:

•	The engagement and performance of the independent auditors;

•	The quality and integrity of the company’s financial statements;

•	The Company’s system of internal controls; and

•	Compliance with legal and regulatory requirements.

II. MEMBERSHIP

The Committee will consist of a minimum of three members of the Board all of whom shall be “independent” under the standards set forth by the NASDAQ Stock Market Inc. All such members will be financially literate, with at least one member possessing accounting or financial management expertise and other qualifications necessary to satisfy the requirements of a “financial expert”, as set forth in applicable laws, rules or regulations. The members of the Committee are recommended by the Nominating and Corporate Governance Committee of the Board and are appointed by and serve at the discretion of the Board of Directors.

III. MEETINGS AND REPORTS

The Committee will meet as often as its members deem necessary to perform the Committee’s responsibilities, but no less than four times each year, either telephonically or in person. From time to time, the Committee will meet separately and privately with the independent auditors and with management. A majority of the members of the Committee will constitute a quorum, and the Committee will act only on the affirmative vote of a majority of the members present at a meeting at which a quorum is present. The Committee will maintain written minutes of its meetings, which will be filed with the minutes of the Board. The Committee will make regular reports to the Board and will propose any necessary action.

IV. AUTHORITY AND RESOURCES

The Committee will have the resources and authority to discharge its responsibilities, including the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide funding, as determined by the Committee, for payment of compensation to the independent auditors, as well as for any independent advisors or administrative support employed by the Committee.

V. RESPONSIBILITIES

The primary responsibility of the Committee is to oversee the Company’s financial reporting process and report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements and the independent auditor is responsible for auditing those financial statements. While the Committee has the specific responsibilities set forth in the Charter, the Committee does not regularly conduct audits or investigations to determine that the Company’s financial statements are complete and accurate and in compliance with generally accepted accounting practices.

The following represents the primary recurring duties and responsibilities of the Committee in carrying out its oversight responsibilities:

Appendix A-1

A. Independent Auditor

(1)	Appointing, retaining, replacing, compensating and overseeing the work of the independent audit firm, which shall report to, and be directly accountable to, the Committee.

(2)	Reviewing annually with the independent auditors and management of the Company the scope and general extent of the proposed audit.

(3)	Reviewing and assuring the independence of the independent auditors. This review shall cover and include services, fees, quality control procedures and a formal written statement from the independent auditors regarding the relationships between the independent auditors and the Company.

(4)	Pre-approving all audit and permitted non-audit services to be performed by the independent auditors. The Committee may delegate pre-approval authority to a member of the Committee subject to any decisions taken being presented to the full Committee at its next scheduled meeting.

(5)	Discussing with the independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61 relating to the conduct of the audit.

(6)	Reviewing any problems or difficulties encountered by the independent auditors during the course of the audit.

(7)	Reviewing the use of independent public accountants other than the appointed independent auditors.

(8)	Establishing policies for the hiring of employees and former employees of the independent auditor.

B. Financial Statement and Reporting

(1)	Reviewing and discussing with management and the independent auditors the Company’s accounting and financial reporting policies and practices, including any significant changes. This shall include consideration of alternative accounting treatments, significant estimates and judgments, as well as a review of the quality and acceptability of such accounting and reporting policies and practices.

(2)	Reviewing with management and the independent auditors the effect of new or proposed auditing, accounting and reporting standards and management’s plan to implement required changes.

(3)	Reviewing with the independent auditors and management the results of the independent auditor’s review of the quarterly financial statements, including management’s discussion and analysis and any significant accounting or disclosure issues, prior to filing Quarterly Reports on Form 10-Q with The Securities and Exchange Commission (“SEC”).

(4)	Reviewing the annual audited financial statements, including management’s discussion and analysis, and the results of the audit for each fiscal year of the Company with the independent auditors and appropriate management representatives, and recommending to the Board inclusion of the financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC.

(5)	Reviewing the disclosures made by the Chief Executive Officer and the Chief Financial Officer in connection with their required certifications accompanying the Company’s periodic reports to be filed with the SEC, including, as appropriate, disclosures to the Committee of (a) significant deficiencies in the design or operation of internal controls, (b) significant changes in internal controls and (c) any fraud involving management or other employees who have a significant role in the Company’s internal controls.

(6)	Reviewing and discussing the company’s quarterly financial results and related press release with management and the independent auditors prior to the release of such information to the public.

Appendix A-2

C. Internal Controls

(1)	Reviewing with management and the independent auditors the adequacy of the Company’s internal controls.

(2)	Reviewing with management, when applicable, the scope and results of management’s evaluation of disclosure controls and assessment of internal controls over financial reporting, including the related certifications to be included in the Company’s periodic reports filed with the SEC; obtaining reports of significant findings and recommendations, together with management’s corrective action plans.

(3)	Reviewing with the independent auditors, when applicable, the scope and results of their review of management’s assessment of internal controls over financial reporting.

(4)	Ensuring the internal audit function and/or any public accountant specifically hired to conduct such function has sufficient authority, support and access to Company personnel, facilities and records to carry out its/their work without restrictions or limitations.

D. Compliance

(1)	Periodically reviewing the Company’s policies with respect to legal compliance, conflicts of interest and ethical conduct.

(2)	Ensuring the adequacy of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control or auditing matters, including the confidential submission of complaints by employees regarding such matters.

(3)	Recommending to the Board any changes in ethics or compliance policies that the Committee deems appropriate.

E. Other Responsibilities

(1)	Approving all related party transactions, as defined by applicable law, rules or regulations.

(2)	Preparing the Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

(3)	Conducting an annual self-assessment with the goal of continuing improvement.

(4)	Reviewing and assessing the adequacy of this Charter, which shall be included in the Company’s annual proxy statement at least once every three years.

(5)	Performing such other functions as the Board may assign to the Committee from time to time.

Appendix A-3

GTx, Inc.
2005 Annual Meeting of Stockholders

May 19, 2005
4:00 p.m., Central Time

The Memphis Brooks Museum of Art
1934 Poplar Avenue
Memphis, Tennessee 38104

Proxy

GTx, Inc.
3 North Dunlap Street
Memphis, Tennessee 38163

     This proxy is solicited on behalf of the Board of Directors for the 2005 Annual Meeting of Stockholders. The undersigned hereby appoints Henry P. Doggrell and Mark E. Mosteller, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of GTx, Inc., a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the 2005 Annual Meeting of Stockholders of the Company to be held at the Memphis Brooks Museum of Art, 1934 Poplar Avenue, Memphis, Tennessee 38104, on May 19, 2005, 4:00 p.m., Central Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE

See reverse for voting instructions.

COMPANY #

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to GTx, Inc., c/o EquiServe, Inc., P.O. Box 8687, Edison, NY 08818-9247.

\/ Please detach here \/

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote FOR the two nominees for director listed below.	FOR ALL	WITHHELD FOR ALL
	☐	☐

PROPOSAL 1: To elect two Class I directors to hold office until the 2008 Annual Meeting of Stockholders or until their successors are elected.

Nominees: 01 Andrew M. Clarkson, 02 Rosemary Mazanet, M.D., Ph.D.

To withhold authority to vote for any nominee(s), write such nominee(s) name(s) below:

If you plan to attend the Annual Meeting, please mark the box to the right                      ☐

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 2:	To ratify the selection by the Audit Committee of the Board of Directors, of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature	Signature	Date

NOTE: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer, stating title. If signer is a partnership, please sign in partnership name by an authorized person.